Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-109390) on Form S-8 of BakBone Software Incorporated of our report dated June 20, 2008 (except for Notes 1, 2j, 7 and 10 for which the date is April 28, 2009) relating to our audit of the balance sheet of ColdSpark, Inc. as of December 31, 2007 and the statements of operations, changes in stockholders’ equity and cash flows for the year then ended, which appears in the Current Report on Form 8-K/A of BakBone Software Incorporated dated July 27, 2009.

/s/ Gordon, Hughes & Banks, LLP

Golden, Colorado

July 27, 2009